UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2011
Transdel Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 230 La Jolla, CA	92037

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 457-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.
The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the Asset Purchase Agreement (as defined below) is incorporated into this Item 1.01 by reference.

Item 1.03	Bankruptcy or Receivership.
On June 26, 2011, Transdel Pharmaceuticals, Inc. (“the Company”) filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”). The Company retained possession of its assets and is authorized under sections 1107 and 1108 of the Bankruptcy Code to continue the management and operation of its business as a debtor-in-possession
The Asset Purchase Agreement
In connection with the Chapter 11 Case, the Company, as seller, and Cardium Healthcare, Inc., a wholly-owned subsidiary of Cardium Therapeutics, Inc. (NYSE Amex: CXM), as purchaser (the “Purchaser”) entered into an Asset Purchase Agreement dated June 26, 2011 (the “Asset Purchase Agreement”) pursuant to which the Company has agreed to sell substantially all of the assets of the Company (“Acquired Assets”) to the Purchaser pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.
Pursuant to the terms of the Asset Purchase Agreement, the Purchaser has agreed to purchase the Acquired Assets for up to 6 million shares of Cardium Therapeutics, Inc. common stock (“Cardium Stock”) based upon the current price of the Cardium Stock on the NYSE Amex. The actual number of shares of Cardium Stock provided to the Company at closing is subject to adjustment based on the closing price of the Cardium Stock as of the date of such closing. Under the terms of the Asset Purchase Agreement, an additional amount of Cardium Stock would be released from escrow upon the successful timely completion of the registration of the Company’s principal product candidate TDLP-110 under section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act. All Cardium Stock received will be restricted and limitations will be imposed upon the Company in connection with its liquidation of such stock by the Asset Purchase Agreement and Rule 144 of the Securities Exchange Commission.
Consummation of the sale to the Purchaser is subject to a number of customary conditions, including, among others, the approval of the Asset Purchase Agreement through a private sale in the Bankruptcy Court; the accuracy of the representations and warranties of the parties; material compliance by the parties with their obligations under the Asset Purchase Agreement; and compliance with certain specified deadlines for actions in connection with the Bankruptcy Case.
Consummation of the sale to the Purchaser will also be subject to obtaining an order of approval from the Bankruptcy Court (the “Sale Order”). Despite the Company’s request that the sale be approved as a private sale, it may be subject to bidding procedures approved by the Bankruptcy Court and to receipt of a higher and better bid at auction.
The Asset Purchase Agreement may be terminated by the Purchaser under a number of circumstances, including the Company’s breach of certain representations and covenants and failure to obtain certain Bankruptcy Court orders by agreed dates.
The Asset Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On June 26, 2011, the Company filed the Chapter 11 Case, as described above in Item 1.03.
The filing of the Chapter 11 Case may be deemed to constitute an event in which the total amount of principal and accrued interest is immediately due and payable under the Company’s Senior Convertible Promissory Note, dated April 5, 2010, between the Company, as borrower, and an existing shareholder, as lender, (the “Note”). The total amount of such obligations was $1,091,849 as of June 26, 2011.
The ability of the lender to seek remedies to enforce their rights under the Note is stayed as a result of the filing of the Chapter 11 Case, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
The filing of the Chapter 11 Case also created an event of default under the Company’s operating leases. The ability of the lessors to seek remedies to enforce their rights under the Company’s lease agreements is stayed as a result of the filing of the Chapter 11 Case, and the lessors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

2.1	Asset Purchase Agreement, dated June 26, 2011, by and among Transdel Pharmaceuticals, Inc. and Cardium Healthcare, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Transdel Pharmaceuticals, Inc.
Date: June 27, 2011	By:	/s/ John Lomoro
John T. Lomoro
Chief Financial Officer and Principal Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated June 26, 2011, by and among Transdel Pharmaceuticals, Inc. and Cardium Healthcare, Inc.

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